Exhibit 3.1 (a)

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CLUBCORP HOLDINGS, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of ClubCorp Holdings, Inc., a Nevada corporation, does hereby certify as follows:

A.                                    The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.                                    The amendment and restatement of the articles of incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

C.                                    This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CLUBCORP HOLDINGS, INC.

ARTICLE I
NAME

The name of the corporation is ClubCorp Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

Section 1.                                           Authorized Capital Stock.  The Corporation shall have the authority to issue an aggregate of two hundred twenty million (220,000,000) shares of capital stock, par value $0.01 per share, consisting of (a) two hundred million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”) and (b) twenty million (20,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as shall be determined by the board of directors of the Corporation.  The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Amended and Restated Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”) shall not be amended in this particular.  No stockholder of the Corporation shall be individually liable for the debts or liabilities of the Corporation.  Except as otherwise provided in the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the Articles of Incorporation may be amended, in accordance with NRS 78.390, to increase or decrease the number of authorized shares of Preferred Stock or Common Stock (but no such decrease shall reduce the number of authorized shares of any class or series of the Corporation’s capital stock below the number of shares of such class or series then outstanding) with the approval a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, and without any separate vote by the holders of any class or series of the Corporation’s capital stock, irrespective of the provisions of NRS 78.1955(2) (or any successor provision thereto).

Section 2.                                           Common Stock.  Except as otherwise provided by the Nevada Revised Statutes (as amended from time to time, the “NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock.  No holder of Common Stock shall have the right to cumulate votes.  The holders of Common Stock shall not have any conversion, redemption or preemptive rights.  Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, that affects only the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, or pursuant to the NRS.  Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by the Articles of Incorporation or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation out of assets legally available therefor.  Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held.

Section 3.                                           Preferred Stock.  The board of directors of the Corporation is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series.  Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series.  Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles of Incorporation, including the certificate of designation relating to such series of Preferred Stock, or the NRS.  To the extent provided in the certificate of designation relating to a series of Preferred Stock, the board of directors may increase (but not above the total number of then authorized and undesignated shares of preferred stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

ARTICLE V
DIRECTORS

Section 1.                                           Board of Directors; Number of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  Except as otherwise fixed or provided for pursuant to the provisions of the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the Total Number of Directors (as defined in Article XII) shall be determined from time to time, within the fixed minimum and maximum established in the bylaws of the Corporation (as amended from time to time, the “Bylaws”), exclusively by resolution adopted by the board of directors, provided that any time when the KSL Entities (as defined in Article XII) beneficially own, in the aggregate, at least forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, the Total Number of Directors may also be so determined by the stockholders.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

Section 2.                                           Classification.  Effective as of the IPO Date (as defined in Article XII), the directors of the Corporation shall be divided into three classes respectively designated as Class I, Class II and Class III, with the class assignment of each director determined by the board of directors.  Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the IPO Date; Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date; and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date.  At each succeeding annual meeting after the IPO Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors shall expire at each annual meeting of stockholders.  The number of directors in each class, which shall be such that as near as possible to one-third (and at least one-fourth or such other minimum fraction as required by the NRS) in number are elected at each annual meeting of stockholders, shall be established and increased or decreased from time to time by resolution of the board of directors of the Corporation, as and when the board of directors deems appropriate, including upon a change in the Total Number of Directors.  Any director of any class elected or appointed to fill a newly created directorship resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors cause the removal, or shorten the term, of any incumbent director.  If any change in the classification of the directors would otherwise increase the term of a director, and unless such change is effected by way of a duly adopted amendment to the Articles of Incorporation and otherwise provides, the term of each incumbent director on the effective date of such change terminates on the date that such term would have terminated had there been no such change in the classification of directors.  Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

Section 3.                                           Vacancies.  Except as otherwise provided in Section 5 of this Article and subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship that results from an increase in the number of directors and any vacancy occurring in the board of directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; except that at any time when the KSL Entities beneficially own, in the aggregate, less than forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors shall be filled only by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal.

Section 4.                                           Removal.  Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting as a single class.

Section 5.                                           KSL Group Nomination Rights.

(a)                                 From and after the IPO Date, the KSL Group (as defined in Article XII) shall have the right, but not the obligation, to nominate to the board of directors of the Corporation that number of designees equal to at least: (i) a majority of the Total Number of Directors, if the KSL Entities then beneficially own, in the aggregate, fifty percent (50%) or more of the outstanding shares of Common Stock; (ii) forty percent (40%) of the Total Number of Directors, if the KSL Entities then beneficially own, in the aggregate, forty percent (40%) or more, but less than fifty percent (50%), of the outstanding shares of Common Stock; (iii) thirty percent (30%) of the Total Number of Directors, if the KSL Entities then beneficially own, in the aggregate, thirty percent (30%) or more, but less than forty percent (40%), of the outstanding shares of Common Stock; (iv) twenty percent (20%) of the Total Number of Directors, if the KSL Entities then beneficially own, in the aggregate, twenty percent (20%) or more, but less than thirty percent (30%), of the outstanding shares of Common Stock; and (v) ten percent (10%)

of the Total Number of Directors, if the KSL Entities then beneficially own, in the aggregate, five percent (5%) or more, but less than twenty percent (20%), of the outstanding shares of Common Stock.  For purposes of calculating the number of directors that the KSL Group is entitled to nominate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one-quarter (1¼) directors shall be rounded up to two (2) directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors.  Any person nominated by the KSL Group pursuant to this Section 5 and who is thereafter elected or appointed to the board of directors shall be referred to herein as a “KSL Designee”.

(b)                                 If at any time the KSL Group has nominated less than the total number of designees the KSL Group is entitled to nominate pursuant to Section 5(a) of this Article, the KSL Group shall have the right to make such additional nominations to which it is then entitled, and upon any such nomination the Corporation and the board of directors, to the fullest extent permitted by law, shall take all necessary corporate action to (i) if necessary in order to permit the election or appointment of such additional nominees, adjust the Total Number of Directors, and (ii) cause each such additional nominee to be elected or appointed as a director of the Corporation.

(c)                                  Notwithstanding anything to the contrary in Section 3 of this Article, if at any time a vacancy on the board of directors is created by the death, disability, resignation, retirement, disqualification or removal of any KSL Designee, the remaining directors and the Corporation, to the fullest extent permitted by law and as soon as practicable, shall cause the resulting vacancy to be filled by an individual nominated by the KSL Group pursuant to this Section 5.

(d)                                 To the fullest extent permitted by law, the Corporation and the board of directors shall (i) include, in the slate of nominees recommended by the board of directors at any meeting of stockholders called for the purpose of electing directors, the individuals nominated by the KSL Group with respect to such election pursuant to this Section 5 and (ii) cause the election of each such nominee to the board of directors, including by nominating each such individual to be elected as a director as provided in this Section 5, recommending such individual’s election as a director and soliciting proxies or consents in favor thereof.

Section 6.                                           Directors Elected by Holders of Preferred Stock.  For the duration of any period during which the holders of any series of Preferred Stock have the right to elect any of the directors: (i) the then otherwise total authorized number of directors of the Corporation shall be automatically increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the directors so fixed or provided for pursuant to the terms of such series, (ii) each director so elected by such holders shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disability, resignation, retirement, disqualification or removal, and (iii) removal of any such director shall require only the vote of the holders representing not less than two-thirds of the voting power of the outstanding shares of such series of Preferred Stock.  Except as otherwise provided in the certificate of designation relating to such series, whenever the holders of any series of Preferred Stock having the right to elect additional directors are divested of such right pursuant to the provisions of the certificate of designation relating to such series, the terms of office of all directors so elected by the holders of such series pursuant to such right, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of any such director, shall forthwith terminate, the total authorized number of directors of the Corporation shall be reduced accordingly, and pursuant to NRS 78.335(7), such termination shall not constitute a removal of such director pursuant to NRS 78.335 or under the Articles of Incorporation or Bylaws.

ARTICLE VI
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 1.                                           Annual Meetings of Stockholders.  An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the board of directors of the Corporation or a duly authorized committee thereof.

Section 2.                                           Special Meetings of Stockholders.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose(s) may be called at any time only by or at the direction of (a) the board of directors of the Corporation, (b) the chairman of the board of directors or (c) two or more directors; provided that at any time when the KSL Entities beneficially own, in the aggregate, at least forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose(s) shall also be called by or at the direction of the board of directors of the Corporation or the chairman of the board of directors, if and when so requested by the KSL Group.

Section 3.                                           Stockholder Action by Written Consent.  At any time when the KSL Entities beneficially own, in the aggregate, at least forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is (a) signed by stockholders holding at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote on such action (except that if a greater proportion of the voting power would be required for such an action at a meeting, then that proportion of written consents is required), and (b) delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.  Any such delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.  At any time when the KSL Entities beneficially own, in the aggregate, less than forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly noticed and called annual or special meeting of the stockholders and may not be undertaken or effected by written consent; provided that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series of Preferred Stock, may be taken without a meeting and without notice, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.  In no instance where action is duly and properly authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law or any certificate of designation relating to any series of Preferred Stock, notice given.

ARTICLE VII
COMPETITION AND CORPORATE OPPORTUNITIES

Section 1.                                           Purposes.  The provisions of this Article are set forth (a) to regulate and define (i) the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as may involve any of the KSL Entities, members of the board of directors of the Corporation who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined in Article XII), and (ii) the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection with such affairs and such classes or categories of opportunities, and (b) in recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the KSL Entities may serve as directors, officers or agents of the Corporation and (ii) the KSL Entities, Non-Employee Directors and/or their respective Affiliates may now or in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage.

Section 2.                                           Renunciation of Certain Corporate Opportunities.  To the fullest extent permitted by law, none of the KSL Entities, Non-Employee Directors and their respective Affiliates (collectively, the “Identified Persons”) shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any of such activities.  To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, and the right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article.  Subject to Section 3 of this Article, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for such Identified Person and for the Corporation or any of its Affiliates, such Identified Person, to the fullest extent permitted by law, shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for such Identified Person, or offers or directs such corporate opportunity to another Person.

Section 3.                                           Limitations.  The Corporation does not renounce its interest in, and Section 2 of this Article shall not apply to, any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such individual solely in his or her capacity as a director of the Corporation.  In addition to and notwithstanding the foregoing provisions of this Article, a transaction or business opportunity shall not be deemed to be a “corporate opportunity” for the Corporation if it is a transaction or opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (c) is one in which the Corporation has no interest or reasonable expectancy.

ARTICLE VIII
INFORMATION

Section 1.                                           Books and Records; Access. At any time when the KSL Entities beneficially own, in the aggregate, five percent (5%) or more of the outstanding shares of Common Stock, the Corporation shall, and shall cause its Subsidiaries to, provide the KSL Entities, in addition to such other information reasonably requested by the KSL Entities from time to time: (i) direct access to the Corporation’s auditors and officers, (ii) quarter-end reports (in a format to be prescribed by the KSL Entities), to be provided within thirty (30) days after the end of each quarter, (iii) copies of all materials provided to the Corporation’s board of directors (or equivalent governing body) at the same time as provided to the directors (or their equivalent), (iv) access to appropriate officers and directors of the Corporation at such times as requested by the KSL Entities, for consultation with each of the KSL Entities with respect to matters relating to the business and affairs of the Corporation and its Subsidiaries, (v) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Articles of Incorporation or Bylaws or the applicable governing documents of any of its Subsidiaries, and to provide the KSL Entities, with the right to consult with the Corporation and its Subsidiaries with respect to such actions, and (vi) to the extent otherwise prepared by the Corporation, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Corporation and its Subsidiaries (all such information so furnished pursuant to this Section 1, the “Information”).  The Corporation shall consider, in good faith, the recommendations of the KSL Entities in connection with the matters on which the Corporation is consulted as described above.  Subject to Section 2 of this Article, any KSL Entity (and any party receiving Information from a KSL Entity) in receipt of Information shall maintain the confidentiality of such Information and the Corporation shall not be required to disclose any privileged Information of the Corporation so long as the Corporation has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the KSL Entities without the loss of any such privilege.

Section 2.                                           Sharing of Information.  Individuals associated with the KSL Group may from time to time serve on the boards of directors of the Corporation and its Subsidiaries.  The Corporation, on its behalf and on behalf of its Subsidiaries, hereby (i) acknowledges that such individuals will from time to time receive non-public information concerning the Corporation and its Subsidiaries, and (ii) consents to such individuals (subject to the obligation to maintain the confidentiality of such information in accordance with Section 1 of this Article) sharing such information with other individuals associated with the KSL Group, including for purposes of facilitating support to such individuals in their capacity as directors and enabling the KSL Entities, as equityholders, to evaluate the Corporation’s performance and prospects.

ARTICLE IX
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Section 1.                                           Amendments to Articles of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by the NRS; provided that:

(a)                                 notwithstanding anything to the contrary contained in the Articles of Incorporation (except as otherwise provided in subsection (b) of this Section), at any time when the KSL Entities beneficially own, in the aggregate, less than forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, none of the following provisions of the Articles of Incorporation may be amended, altered, changed, repealed or rescinded, in whole or in part (and no provision inconsistent therewith or contrary thereto may be adopted), except with the affirmative vote of the holders (which holders, at any time when the KSL Entities beneficially own, in the aggregate, five percent (5%) or more of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, must include at least one of the KSL Entities) of at least two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class:  Article V, Article VI, Article VII, Article VIII, this Article IX, Article X, Article XI and Article XII; and

(b)                                 the provisions of subsection (a) of this Section shall not apply to any amendment or restatement of the Articles of Incorporation (including, without limitation, pursuant to articles of merger, conversion or exchange) to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange to which the Corporation is a constituent entity, in each case which has been otherwise duly authorized and approved by the board of directors and the stockholders of the Corporation (which stockholders, at any time when the KSL Entities beneficially own, in the aggregate, five percent (5%) or more of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, must include at least one of the KSL Entities) in accordance with the Articles of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the Bylaws, the NRS and other applicable law.

Section 2.                                           Amendments to Bylaws.  The board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Nevada or the Articles of Incorporation.  Notwithstanding anything to the contrary contained in the Articles of Incorporation or the Bylaws, at any time when the KSL Entities beneficially own, in the aggregate, at least forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, the Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding anything to the contrary contained in the Articles of Incorporation or the Bylaws, or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when the KSL Entities beneficially own, in the aggregate, less than forty percent (40%) of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required pursuant to the Articles of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders (which holders, at any time when the KSL Entities beneficially own, in the aggregate, five percent (5%) or more of the voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, must include at least one of the KSL Entities) of at least two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith or contrary thereto.

ARTICLE X
INAPPLICABILITY OF CERTAIN NEVADA STATUTES

Section 1.                                           Inapplicability of Combinations with Interested Stockholders Statutes.  At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

Section 2.                                           Inapplicability of Acquisition of Controlling Interest Statutes.  In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE XI
INDEMNIFICATION; EXCULPATION

Section 1.                                           Indemnification; Payment of Expenses.  To the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2.                                           Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 3.                                           Repeal and Conflicts.  Any repeal or modification of Section 1 or Section 2 of this Article approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 1 or Section 2 of this Article and any other provision of the Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article shall control.

ARTICLE XII
MISCELLANEOUS; CERTAIN DEFINED TERMS

Section 1.                                           Mandatory Forum.  To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

Section 2.                                           Severability.  If any provision or provisions of the Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (a) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles of Incorporation (including, without limitation, each portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of the Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (i) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (ii) for the benefit of the Corporation to the fullest extent permitted by law.

Section 3.                                           Determination of Beneficial Ownership.  For all purposes under the Articles of Incorporation, beneficial ownership of the Corporation’s capital stock shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.                                           Approvals and Determinations by KSL Group.  Any determination, designation, nomination, consent or approval to be made, given or withheld under the Articles of Incorporation or the Bylaws (for the avoidance of doubt, other than the voting by any such Person of its shares of capital stock of the Corporation), shall be made, given or withheld by those members of the KSL Group or KSL Entities, as applicable, owning of record at least a majority of the voting power of the Corporation entitled to vote generally in the election of directors that is then owned, in the aggregate, by the KSL Group or the KSL Entities, as applicable.

Section 5.                                           Deemed Notice and Consent.  To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation (including, without limitation, Article VII, Section 1 of this Article and this Section 5), (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

Section 6.                                           Certain Defined Terms.  As used in these Articles of Incorporation, the following capitalized terms shall have the respective meanings set forth below:

(a)                                 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b)                                 “Control” (including its correlative forms, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

(c)                                  “IPO Date” shall mean the first date on which any share of the Common Stock is traded on a national securities exchange.

(d)                                 “KSL Entities” shall mean, collectively, the entities comprising the KSL Group, their respective Affiliates and their respective successors and KSL Transferees.

(e)                                  “KSL Group” shall mean, collectively, the following:  (i) Fillmore CCA Investment, LLC, (ii) Fillmore CCA Holdings I, LLC, (iii) Fillmore CCA (Alternative), L.P., (iv) Fillmore CCA Supplemental TE (Alternative), L.P., (v) KSL Capital Partners II FF, L.P., (vi) Fillmore CCA TE (Alternative), L.P., (vii) KSL Capital Partners Supplemental II, L.P., (viii) Fillmore CCA TE-A (Alternative), L.P., (ix) KSL CCA Co-Invest, L.P., (x) KSL CCA Co-Invest 2, L.P., (xi) KSL CCA 2010 Co-Invest 2, L.P., and (xii) KSL CCA 2010 Co-Invest, L.P.

(f)                                   “KSL Transferee” shall mean, with respect to any KSL Entity, a Transferee of record ownership of shares of the capital stock of the Corporation (other than any such shares acquired by a KSL Entity in a public offering) theretofore owned by such KSL Entity, which Transferee is an Affiliate of any KSL Entity.

(g)                                  “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(h)                                 “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the voting power of the capital stock of such corporation entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the voting power of the equity interests of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, manager, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

(i)                                     “Total Number of Directors” shall mean, at any time, the total number of authorized directors then comprising the entire board of directors of the Corporation.

(j)                                    “Transfer” (and its correlative forms, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

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IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of ClubCorp Holdings, Inc. as of                         , 2013.

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